Exhibit 99.1

Masimo Reports Third Quarter 2009 Financial Results

Q3 2009 Highlights:

•	Product revenues increased 14% to $75.1 million from $66.1 million in prior year

•	Rainbow revenues increased approximately 100% to $6.0 million from $3.0 million in prior year

•	Shipped 26,200 Masimo SET and Masimo Rainbow SET pulse oximetry units

Irvine, California, November 3, 2009 – Masimo Corporation (NASDAQ: MASI), the inventor of Pulse CO-Oximetry™ and Measure-Through Motion and Low-Perfusion pulse oximetry, today announced its financial results for the third quarter of 2009.

For the third quarter of 2009, Masimo reported product revenues of $75.1 million representing a 14% increase over $66.1 million for the third quarter of 2008. Including royalty revenues, Masimo reported total 2009 third quarter revenues of $87.4 million compared to $78.1 million for the third quarter of 2008. For the third quarter of 2009, Masimo reported earnings per share of $0.22 compared to $0.22 per share for the third quarter of 2008.

Masimo reported that it shipped 26,200 Masimo SET and Masimo Rainbow SET pulse oximetry units, excluding handheld units, during the third quarter of 2009, resulting in over 600,000 Masimo SET and Masimo Rainbow SET pulse oximeters in use worldwide. In the third quarter of 2009, revenues from Masimo Rainbow SET products increased to $6.0 million from $3.0 million in the same prior year quarter.

For the first nine months of 2009, Masimo reported product revenues of $219.7 million representing a 17% increase over $188.0 million for the first nine months of 2008. Including royalty revenues, Masimo reported total 2009 year to date revenues of $256.5 million compared to $224.0 million for the prior year period. For the first nine months of 2009, Masimo reported earnings per share of $0.65, up 20% from $0.54 per share for the first nine months of 2008.

Joe E. Kiani, Chairman and Chief Executive Officer of Masimo, said, “We are encouraged by the continuing growth of our business, especially during a period of historical economic turmoil. We are seeing great enthusiasm combined with solid growth for our latest innovation, Masimo Rainbow SET technology, which has ushered in new noninvasive measurements, including hemoglobin and carbon monoxide.”

Masimo also reported that as of October 3, 2009, cash and cash equivalents totaled $174.7 million, up from $146.9 million at January 3, 2009.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 679-9937 for international callers. The reservation number for both dial-in numbers is 35275093. A live web cast of the conference call will be available online from the “Investor Relations” page of the Company’s corporate website at www.masimo.com. After the live web cast, the call will remain available on Masimo’s website through December 3, 2009. In addition, a telephonic replay of the call will be available until November 17, 2009. The replay dial-in numbers are (800) 642-1687 for domestic callers and +1 (706) 645-9291 for international callers. Please use reservation code 35275093.

About Masimo

Masimo (NASDAQ: MASI) develops innovative monitoring technologies that significantly improve patient care-helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low-Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced Masimo Rainbow SET® Pulse CO-Oximetry™, a breakthrough noninvasive blood constituent monitoring platform that can measure many blood constituents that previously required invasive procedures. Rainbow SET continuously and noninvasively measures total hemoglobin (SpHb™ ), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and PVI®, in addition to oxyhemoglobin (SpO2), pulse rate (PR), and perfusion index (PI), allowing early detection and treatment of potentially life-threatening conditions. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com. Information on the company’s website does not form part of this press release.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about: our financial condition, results of operations, prospects and business generally; and expectations regarding our ability to design and deliver innovative new noninvasive technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo Rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any new products and technologies of ours; obtaining regulatory approval of our current and future products and technologies, including the recently announced total hemoglobin measurement; the risk that the implementation of our international realignment, will not produce the anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Masimo Corporation

Investor Contact:

Mark P. de Raad

Executive Vice President and Chief Financial Officer

Masimo Corporation

(949) 297-7080

mderaad@masimo.com

Media Contact:

Dana Banks

Manager, Public Relations

Masimo Corporation

(949) 297-7348

dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpCO, SpMet, PVI, Pulse CO-Oximetry and Pulse CO-Oximeter are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 3, 2009	January 3, 2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$174,686	$146,910
Accounts receivable, net of allowance for doubtful accounts	39,222	30,715
Royalties receivable	11,434	11,375
Inventories	31,254	27,400
Prepaid expenses	7,267	4,780
Deferred tax assets	10,511	10,511
Other current assets	793	551

Total current assets	275,167	232,242
Deferred cost of goods sold	27,600	28,431
Property and equipment, net	12,118	12,979
Deferred tax assets	8,817	8,781
Intangible assets, net	7,825	7,410
Other assets	4,462	3,505

Total assets	$335,989	$293,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,806	$15,914
Accrued compensation	17,051	15,607
Accrued liabilities	7,168	5,566
Income taxes payable	890	10,862
Deferred revenue	17,314	17,233
Current portion of long-term debt	226	465

Total current liabilities	56,455	65,647
Long-term debt, less current portion	187	157
Other liabilities	8,667	8,046

Total liabilities	65,309	73,850

Stockholders’ equity
Common stock	58	57
Treasury stock	(1,209)	(1,209)
Additional paid-in capital	190,832	179,666
Accumulated other comprehensive income (loss)	120	(7)
Retained earnings	80,052	40,884

Total Masimo Corporation stockholders’ equity	269,853	219,391
Noncontrolling interest	827	107

Total stockholders’ equity	270,680	219,498

Total liabilities and stockholders’ equity	$335,989	$293,348

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share information)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Revenue:
Product	$75,146	$66,125	$219,690	$187,954
Royalty	12,295	12,007	36,812	36,054

Total revenue	87,441	78,132	256,502	224,008
Cost of goods sold	25,198	22,393	73,517	64,917

Gross profit	62,243	55,739	182,985	159,091
Operating expenses:
Research and development	7,742	6,020	22,761	18,298
Selling, general and administrative	33,476	29,167	99,122	89,062
Antitrust litigation	185	46	228	491

Total operating expenses	41,403	35,233	122,111	107,851

Operating income	20,840	20,506	60,874	51,240
Non-operating income (expense):
Interest income	48	545	161	2,129
Interest expense	(54)	(19)	(71)	(722)
Other	301	(413)	286	(235)

Total non-operating income (expense)	295	113	376	1,172

Income before provision for income taxes	21,135	20,619	61,250	52,412
Provision for income taxes	7,814	7,554	21,414	19,955

Net income including noncontrolling interest	13,321	13,065	39,836	32,457
Net income attributable to the noncontrolling interest	(266)	—	(668)	—

Net income attributable to Masimo Corporation	$13,055	$13,065	$39,168	$32,457

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.23	$0.23	$0.68	$0.58

Diluted	$0.22	$0.22	$0.65	$0.54

The following table presents details of the share based compensation expense that is included in each functional line item in the condensed consolidated statements of income above (in thousands):

	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Cost of goods sold	$102	$55	$273	$159
Research and development	645	608	1,878	1,627
Selling, general and administrative	$1,683	$1,328	$5,752	$3,952

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	October 3, 2009	September 27, 2008
Cash flows from operating activities:
Net income including noncontrolling interest	$39,836	$32,457
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	4,512	4,226
Share based compensation	7,903	5,738
Loss on disposal of property and equipment	3	—
Provision for doubtful accounts	682	20
Provision for obsolete inventory	346	1,175
Provision for warranty costs	1,582	1,085
Income tax benefit from exercise of stock options	1,403	14,488
Excess tax benefit from share based payment arrangements	(185)	(2,449)
Changes in operating assets and liabilities:
Increase in accounts receivable	(9,377)	(2,428)
(Increase) decrease in royalties receivable	(59)	2,491
Increase in inventories	(4,233)	(7,287)
(Increase) decrease in deferred cost of goods sold	891	(797)
Increase in prepaid expenses	(2,407)	(887)
(Increase) decrease in other assets	(1,165)	1,422
Decrease in accounts payable	(2,124)	(126)
Increase in accrued compensation	1,191	882
Decrease in accrued liabilities	(48)	(1,397)
Increase (decrease) in income taxes payable	(9,781)	2,453
Increase (decrease) in deferred revenue	(99)	1,516
Increase in other liabilities	833	65

Net cash provided by operating activities	29,704	52,647

Cash flows from investing activities:
Purchases of property and equipment	(2,889)	(5,344)
Increase in intangible assets	(1,100)	(2,195)
Increase in restricted cash	(15)	—

Net cash used in investing activities	(4,004)	(7,539)

Cash flows from financing activities:
Repayments on long-term debt	(268)	(30,310)
Proceeds from issuance of common stock	1,834	8,477
Excess tax benefit from share based payment arrangements	185	2,449
Dividends paid	—	(13)

Net cash provided by (used in) financing activities	1,751	(19,397)
Effect of foreign currency exchange rates on cash	325	159

Net increase in cash and cash equivalents	27,776	25,870
Cash and cash equivalents at beginning of period	146,910	96,733

Cash and cash equivalents at end of period	$174,686	$122,603